Exhibit 99.1

GEOPETRO GRANTED EXTENSION BY NYSE MKT TO REGAIN COMPLIANCE

San Francisco, CA — October 11, 2012 (Globe Newswire) – GeoPetro Resources Company (NYSE MKT: GPR) (“GeoPetro” or the “Company”) announced today that it has received a favorable determination from the NYSE MKT LLC (“NYSE MKT” or the “Exchange”) with regard to its continued listing. On October 9, 2012, the NYSE MKT notified the Company that the Exchange has determined that, in accordance with Section 1009 of the Company Guide, the Company made a reasonable demonstration of its ability to regain compliance with Section 1003(a)(iv) of the Company Guide by the end of the revised plan period, which is now determined by the Exchange to be December 31, 2012. As a result, the NYSE MKT is continuing the Company's listing pursuant to this extension.

The Company will be subject to periodic reviews by the NYSE MKT during the extension period covered by the plan. Failure to make progress consistent with the plan or to regain compliance with continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

The Company had earlier received notice on June 28, 2012 from the Exchange that the Company was not in compliance with Section 1003(a)(iv) of the Exchange's Company Guide in that the Exchange believes that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether it will be able to continue operations and/or meet its obligations as they mature.

The Company was afforded the opportunity to submit a plan of compliance, which the Company submitted on July 30, 2012. On August 27, 2012, the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company until September 28, 2012 to regain compliance with the continued listing standards. This date has now been extended to December 31, 2012.

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada and Indonesia. GeoPetro has developed an oil and gas property in its Madisonville Field Project in Texas. Elsewhere, GeoPetro has assembled a geographically-diversified portfolio of exploratory and appraisal prospects.

Cautionary Statements

This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may involve known and unknown risks involving market prices for natural gas and oil, economic and competitive conditions, regulatory changes, resource estimates, estimates of proved and probable reserves, production forecasts, geological and engineering uncertainties, potential failure to achieve production from development drilling projects, capital expenditures and other risks and uncertainties, which may cause the actual results to be materially different from those expressed or implied by such statements. Additional risk factors include, among others, those described in the Company's Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. We do not have any intention or obligation to update forward-looking statements included in this press release after the date of this press release, except as required by law.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

For further information please contact:

GeoPetro Resources Company	Telephone: (415) 398-8186
Stuart J. Doshi, President & CEO	E-Mail: sdoshi@geopetro.com
Website: www.geopetro.com